Form of RSU Agreement
(Award Agreement for 3 Year Pro Rata Vesting)

MGP INGREDIENTS, INC.
AGREEMENT AS TO AWARD OF RESTRICTED STOCK UNITS GRANTED UNDER THE
2014 EQUITY INCENTIVE PLAN

Date of Grant:

In accordance with and subject to the terms and restrictions set forth in the MGP Ingredients, Inc. 2014 Equity Incentive Plan, as amended and restated, (the “Plan”) and this Agreement, MGP INGREDIENTS, INC., a Kansas corporation (the “Company”), hereby grants to the employee participant named below (“Participant”) the number of Restricted Stock Units (“RSUs”) set forth below:

Participant:

Number of RSUs Awarded:

NOW, THEREFORE, the Company and Participant hereby agree to the following terms and conditions:

1.Definitions. Unless otherwise defined in this Agreement, defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

2.Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3.Grant of RSUs. Pursuant to action of the Board of Directors of the Company, as of the Date of Grant, the Company awards to Participant the number of RSUs identified above; provided, however, that an RSU hereby awarded is nontransferable by Participant until the RSU's Vesting Date (defined below in Section 4). The RSUs are being granted by the Company to Participant as a RSU award pursuant to the terms and provisions of the Plan, a true copy of which is attached hereto as Exhibit A and incorporated herein by reference.

4.Vesting of RSUs and Payment of Shares; Fractional Shares.

a.The RSUs awarded under this Agreement will vest on a pro rata basis on each of the first through third anniversaries of the Date of Grant (each such anniversary a “Vesting Date” and the period from the Date of Grant to the final Vesting Date, the “Vesting Period”). Subject to the provisions of the Plan and this Agreement, Participant's vested RSUs will be settled through the issuance of shares of Stock following each Vesting Date, provided the RSUs have not been forfeited prior to such date in accordance with Section 5. Payment of shares of Stock (or, as provided below, cash for any fractional shares) will be made on, or no later than 30 days following, the Vesting Date. Any shares of Stock issued shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to Section 7 or any applicable law, rule or regulation.
b.In the event Participant is vested in a fractional portion of an RSU (a “Fractional Portion”), such Fractional Portion will not be converted into a share of Stock or issued to Participant. Instead, the Fractional Portion will remain unvested (and unconverted) until the final Vesting Date for the RSUs; provided, however, if Participant vests in a subsequent Fractional Portion prior to the final Vesting Date

Form of RSU Agreement
(Award Agreement for 3 Year Pro Rata Vesting)

for the RSUs and such Fractional Portion taken together with a previous Fractional Portion accrued by Participant under this Award would equal or exceed a whole Share, then such Fractional Portions will be converted into one share of Stock; provided, further, that following such conversion, any remaining Fractional Portion will remain unvested and unconverted. By way of example, an award of 11 shares would result in the following vesting schedule: Year 1: 3 shares (3.667 rounds down to 3 shares); Year 2: 4 shares (3.667 + .667 unvested from Year 1 = 4.33, which rounds down to 4), Year 3: 4 shares (3.667 + .33 unvested from Year 2). Upon the final Vesting Date, the Company will not issue fractional shares of Stock, but the Committee may, in its discretion, direct the Company to make a cash payment in lieu of fractional shares in an amount equal to the Fair Market Value of such fractional share of Stock as of the day immediately preceding the date of the issuance of the shares of Stock.

c.Notwithstanding any other provision of this Agreement, or provisions of other compensation and benefits plans of the Company, any payments due under this Agreement upon or in connection with a termination of Participant's employment that are subject to the provisions of Section 409A of the Code shall be deferred and paid (or commence, as the case may be) until the first day on which such payments may be made without subjecting Participant to taxation pursuant to the provisions of Section 409A of the Code.

5.Forfeiture.    Prior to any Vesting Date, if Participant’s employment with the Company, or an Affiliate thereof, is terminated, other than by reason of an exception described in Section 6, then any RSUs (or fractional portion thereof) for which the Vesting Date has not yet occurred shall be forfeited by Participant to the Company and Participant shall thereafter have no right, title or interest whatever in such forfeited RSUs (or fractional portion thereof). Also, following the issuance of any shares of Stock following the Vesting Date (or earlier or later issuance date hereunder), the underlying RSUs pursuant to which an issuance of shares of Stock has occurred shall be cancelled.

6.Exception to Forfeiture and Payment Date in Event of Death, Disability, Retirement or Qualifying Termination Following a Change in Control.

a.No forfeiture of any RSUs shall occur if Participant's Separation from Service as an employee is on account of Disability, death, or Retirement. “Retirement” for purposes of this Agreement shall mean Participant's Separation from Service with the Company or an Affiliate on or after the date Participant attains the age of 60 and completes five (5) years of service with the Company or an Affiliate.

b.If Participant's Separation from Service occurs on account of death or Disability, the Vesting Date shall be accelerated to and be deemed to be the date of the death or Disability. Payment of the shares of Stock shall be made as soon as practicable after such Vesting Date but in no event more than 90 days following the date of death or Disability. No transfer by will or by laws of descent and distribution of any shares of Stock which vest by reason of Participant’s death shall be effective to bind the Company, unless the Company shall have been furnished with written notice of such transfer and a copy of the will or such other evidence as the Company may deem necessary to establish the validity of the transfer.

c.If Participant's Separation from Service occurs on account of Retirement, Participant’s right to have the RSUs settled through the issuance of shares of Stock shall “vest” at the time of such Retirement. However, no accelerated issuance of the shares of Stock shall be made at the time of such Retirement. Rather, the issuance of shares of Stock shall be made on the original Vesting Date as if Participant had remained employed through each such date.

Form of RSU Agreement
(Award Agreement for 3 Year Pro Rata Vesting)

d.Payment Upon Qualifying Termination Following a Change in Control. If Participant experiences a Qualifying Termination within 18 months following a Change in Control, all unvested RSUs shall become vested at the time of such Qualifying Termination and shall be settled with either payment of shares of Stock and/or some combination of cash or shares of Stock equaling the Fair Market Value of the new vested RSUs, all within 90 days of such Qualifying Termination.

For purposes of this Section 6.d, “Qualifying Termination” means Participant's: (a) involuntary termination of employment without Cause and other than as a result of Participant's death or Disability; or (b) voluntary termination of employment as a result of Good Reason.

For purposes of this Section 6.d, “Cause” and “Good Reason” shall have the same definitions provided in any employment agreement or severance agreement applicable to Participant, or in the absence of such an applicable agreement, the MGP Ingredients, Inc. Executive Severance Plan, if Participant is an eligible participant in such severance plan. If none of the foregoing definitions of “Cause” or Good Reason” applies, the following definitions shall apply:

i.“Cause” means Participant's:

e.willful failure to perform his or her duties (other than any such failure resulting from incapacity due to physical or mental illness);

f.failure to comply with any valid and legal directive of the Board or the person to whom Participant reports;

g.engagement in dishonesty, illegal conduct or gross misconduct, which is, in each case, materially injurious to the Company or its Affiliates;

h.embezzlement, misappropriation or fraud, whether or not related to Participant's employment with the Company;

i.conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs Participant's ability to perform services for the Company or results in reputational or financial harm to the Company or its Affiliates;

j.material violation of the Company's written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; or

k.engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute.

ii.“Good Reason” means the occurrence of any of the following:

Form of RSU Agreement
(Award Agreement for 3 Year Pro Rata Vesting)

l.Participant is either (i) not offered a position of equal or greater responsibility immediately after the Change in Control as compared to Participant's position immediately prior to the Change in Control or, (ii) following the Change in Control, demoted to a position of materially lower responsibility than that position originally offered and accepted by Participant in connection with the Change in Control;

m.Participant's total direct compensation, which includes annual base salary, annual incentives and long-term incentives, immediately after the Change in Control is less than Participant's total direct compensation in effect immediately prior to the Change in Control; or

n.Participant is required to relocate the Participant’s principal place of employment by more than 75 miles;

    provided, however, in no event shall there be Good Reason unless Participant has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 30 days of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances, if curable. If Participant does not terminate his or her employment for Good Reason within 90 days after the first occurrence of the applicable grounds, then Participant will be deemed to have waived his or her right to terminate for Good Reason with respect to such grounds.

7.Restrictions on Grant of the RSUs and Issuance of Shares of Stock. The grant of the RSUs and issuance of shares of Stock upon settlement of the vested RSUs shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities, including requirements as amended after grant of the RSUs. No shares of Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the shares of Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the RSU shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the RSUs, the Company may require Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

8.Tax Withholding. Subject to the to the rights and limitations under the Plan, at the time of any payment of shares of Stock relating to vested RSUs, or any earlier time as necessary to comply with applicable tax laws, Participant hereby authorizes withholding from the RSUs such number of shares of Stock, valued at their Fair Market Value on the date so used, as may be required to satisfy the federal, state, local and foreign tax withholding obligations of the Company, if any, which arise in connection with the vesting of the

Form of RSU Agreement
(Award Agreement for 3 Year Pro Rata Vesting)

RSUs or the issuance of shares of Stock in settlement thereof. The Company shall reduce the number of shares issued to Participant on the Vesting Date (or any earlier payment date) by the number of shares required to cover the tax withholding as of such date, such shares to be valued at their Fair Market Value on the applicable valuation date for tax purposes. The Company shall have no obligation to deliver shares of Stock until the tax withholding obligations of the Company have been satisfied by Participant.

9.Restriction on Transfer. Participant may not sell, assign, transfer, pledge, hypothecate, or otherwise dispose of any RSUs to any other person or entity during the Vesting Period. Any disposition or purported disposition made in violation of this Section 9 shall be null and void, and the Company shall not recognize or give effect to such disposition on its books and records.

10.Fractional Shares. The Company shall not be required to issue fractional shares upon the settlement of a vested RSU and the issuance of shares of Stock.

11.Employment.    This Agreement shall not give Participant any right to continued employment with the Company or any Affiliate, and the Company or any Affiliate employing Participant may terminate such employment or otherwise treat Participant without regard to the effect it may have upon Participant or any RSUs under this Agreement.

12.Covenants. Participant acknowledges that Participant’s agreement to this Section 12 is a key consideration for the Award made under this Award Agreement. Participant hereby agrees to abide by the covenants set forth in this Section 12.

a.Covenant Against Solicitation of Employees. Participant acknowledges and agrees that, during the period of Participant’s employment and for two (2) years after his or her Last Day of Employment, regardless of whether termination is voluntary or involuntary, Participant will not directly or indirectly: (a) recruit, solicit, or otherwise induce any employee of Company or any Affiliate to leave the employment of Company or any Affiliate or to become an employee of or otherwise be associated with Participant or any company or business with which Participant is or may become associated; or (b) hire any employee of Company or any Affiliate as an employee or otherwise in any company or business with which Participant is or may become associated.

b.Covenant Against Solicitation of Customers. During the period of Participant’s employment and for two (2) years after his or her Last Day of Employment, regardless of whether termination is voluntary or involuntary, Participant acknowledges and agrees that he or she will not, directly or indirectly, on his or her own behalf or on behalf of any other person or entity, solicit or enter into any arrangement with any person or entity that is, at the time of the solicitation, a customer of Company or any Affiliate for purposes of engaging in any business transaction of the nature performed by Company or any Affiliate, or contemplated to be performed by Company or any Affiliate.

c.Covenant Against Disclosure of Confidential Information. Participant acknowledges and agrees that it has entered into that certain Acknowledgement and Agreement Regarding Confidentiality and Nonsolicitation Obligations and Code of Conduct (the “Acknowledgment and Agreement”) and hereby covenants and agrees to abide by the terms of that agreement.

d.Covenant Regarding Company Property. Participant acknowledges and agrees that as between Participant and Company, all “Confidential Information” (as that

Form of RSU Agreement
(Award Agreement for 3 Year Pro Rata Vesting)

term is defined in the Acknowledgement and Agreement and as it may be amended from time to time) is the sole and exclusive property of Company and/or Company’s nominee(s) or assign(s). Participant hereby assigns and agrees to assign to Company any rights Participant may have or may acquire in such Confidential Information.

In the event that Participant conceives or develops, in whole or in part, any inventions, discoveries, ideas, concepts, strategies, plans, processes, systems, products, services, know-how, technology, writings, expressions, designs, artwork, graphics, names, or other proprietary developments while employed by Company that (a) directly or indirectly relate in any way to or arise out of Participant’s job responsibilities or the performance of the duties or assigned tasks of Participant with Company; or (b) directly or indirectly relate or pertain in any way to the existing or reasonably anticipated business, products, services, or other activities of Company; or (c) were otherwise conceived or developed, in whole or in part, using Company time or materials or based upon Confidential Information (collectively, the “Developments”), all right, title, and interest in and to the Developments including, without limitation, all patent, copyright, trademark, trade secret and other proprietary rights therein shall become the sole and exclusive property of Company and/or Company’s nominee(s) or assign(s). Participant acknowledges that any Developments subject to copyright protection shall be considered “works-for-hire” on behalf of Company as such term is defined under the copyright laws of the United States. All right, title and interest in such Developments or components thereof shall automatically vest in Company and Company shall be the author and exclusive owner thereof including, without limitation, all copyrights (and renewals and extensions thereof), merchandising and allied, ancillary and subsidiary rights therein. To the extent that any of the Developments, or any portion thereof, may not qualify as a work-for-hire or for copyright protection, Participant hereby irrevocably assigns and agrees to assign in the future all right, title, and interest in and to the Developments to Company or Company’s nominee(s) or assign(s), including, without limitation, all patent, copyright, trademark, trade secret and any and all other proprietary rights therein.

Participant will keep and maintain adequate and current written records of the conception and development of Developments in the form of notes, sketches, drawings, reports or other documents relating thereto, which records shall be and shall remain the sole and exclusive property of Company and shall be available to Company at all times.

Participant further agrees to execute and deliver all documents and do all acts that Company shall deem necessary or desirable to secure to Company or its nominee(s) or assignee(s) the entire right, title and interest in and to the Confidential Information and Developments, at Company’s expense. Participant further agrees to cooperate with Company as reasonably necessary to maintain or enforce Company’s rights in the Confidential Information and Developments.

In the event Participant’s employment terminates, Participant shall promptly deliver to Company the originals and all copies of all Confidential Information, Developments and other materials and property of any nature belonging to Company and obtained during the course of, or as a result of, Participant’s employment with Company. In addition, upon such termination, Participant shall not remove from the premises of Company any of its documents or property.

Form of RSU Agreement
(Award Agreement for 3 Year Pro Rata Vesting)

e.Non-Disparagement. Participant agrees, that after his or her Last Day of Employment, Participant will not disparage Company or any of its directors, officers, executives, employees, agents or other Company representatives (“Related Parties”), or make or solicit any comments to the media or others that may be considered derogatory or detrimental to the good business name or reputation of Company or Related Parties. This clause has no application to any communications with the Equal Employment Opportunity Commission or any state or local agency responsible for investigation and enforcement of discrimination laws.

f.Forfeiture of Rights. Notwithstanding anything herein to the contrary, if Participant violates any provision of this Section 12, Participant shall forfeit all rights to payments or benefits under the Plan. All unvested Units shall terminate and be incapable of vesting.

g.Remedies. Notwithstanding anything herein to the contrary, if Participant violates any provisions of this Section 12, whether before, on or after any settlement of an Award under the Plan, then Participant shall promptly pay to Company an amount equal to the aggregate Amount of Gain Realized by Participant on all Common Stock received pursuant to this Award Agreement after a date commencing one (1) year before Participant’s Last Day of Employment. Participant shall pay Company within three (3) business days after the date of any written demand by Company to Participant.

h.Remedies Payable. Participant shall pay the amounts described in Section 12.g in cash or as otherwise determined by Company.

i.Remedies without Prejudice. The remedies provided in this Section 12 shall be without prejudice to the rights of Company to recover any losses resulting from the applicable conduct of Participant, and shall be in addition to any other remedies Company may have, at law or in equity, resulting from such conduct.

j.Equitable Remedies. Participant acknowledges and agrees that a breach or threatened breach by Participant of his or her obligations under this Section 12 would give rise to irreparable harm to Company for which monetary damages would not be an adequate remedy. If a breach or a threatened breach by Participant of any such obligations occurs, Company will, in addition to any and all other rights and remedies that may be available at law, in equity or otherwise in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction, without any requirement to (i) post a bond or other security, or (ii) prove actual damages or that monetary damages will not afford an adequate remedy. Participant agrees that he or she will not oppose or otherwise challenge the appropriateness of equitable relief or the entry by a court of competent jurisdiction of an order granting equitable relief, in either case, consistent with the terms of this Section 12.

k.Survival. Participant’s obligations in this Section 12 shall survive and continue beyond settlement of all Awards under the Plan and any termination or expiration of this Award Agreement for any reason.

l.Tolling. The restricted period for each of the covenants in this Award Agreement shall be tolled during (a) any period(s) of violation that occur during the original restricted period; and (b) any period(s) of time required by litigation to enforce the covenant (other than any periods during which Participant is enjoined from

Form of RSU Agreement
(Award Agreement for 3 Year Pro Rata Vesting)

engaging in the prohibited activity and is in compliance with such order of enjoinment) provided that the litigation is filed within one year following the end of the two-year period immediately following the cessation of employment.

m.Limitations. Notwithstanding any other provision in this Agreement to the contrary, nothing in this Agreement prohibits Participant from (a) reporting possible violations of federal or state law or regulation to any government agency or entity, including the EEOC, DOL, Department of Justice, Securities and Exchange Commission, Department of Defense, Congress, and any agency Inspector General (“Governmental Agencies”), (b) communicating with any Government Agencies or otherwise participating in any investigation or proceedings that may be conducted by any Governmental Agency, including providing documents or other information, without notice to the Company, or (c) making other disclosures that are protected under the whistleblower provisions of applicable law. Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state or local government official either directly or indirectly, or to an attorney, and is made solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

n.Definitions. For the purposes of this Section 12, the following definitions apply:

i.The “Amount of Gain Realized” shall be equal to the number of shares of Stock that Participant receives pursuant to Section 1.3 of this Award Agreement multiplied by the Fair Market Value of one share of Stock on the Vesting Date (as defined in Section 1.3).

ii.“Last Day of Employment” means the date of Participant’s Termination of Employment.

iii.“Termination of Employment”, “termination of employment” and similar references mean a separation from service within the meaning of Code Section 409A. If Participant is an employee, Participant will generally have a Termination of Employment if Participant voluntarily or involuntarily terminates employment with Company. A termination of employment occurs if the facts and circumstances indicate that Participant and Company reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services Participant will perform after such date (whether as an employee, director or other independent contractor) for Company will decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee, director or other independent contractor) over the immediately preceding 36-month period (or full period of services if Participant has been providing services for less than 36 months).

13.Other Benefit and Compensation Programs. Neither the RSUs nor the shares of Stock into which the RSUs are settled shall be deemed a part of Participant's regular, recurring compensation for purposes of the termination, indemnity, or severance pay law of any country and shall not be included in, nor have any effect on, the determination of benefits under any other Participant benefit plan, contract, or similar arrangement provided by the

Form of RSU Agreement
(Award Agreement for 3 Year Pro Rata Vesting)

Company or any Affiliate unless expressly so provided by such other plan, contract, or arrangement, or unless the Committee determines that the RSUs, or a portion thereof, should be included to accurately recognize that the RSU grant has been made in lieu of a portion of competitive cash compensation, if such is the case.

14.Rights as a Stockholder, Director, Participant or Consultant. Participant shall have no rights as a stockholder with respect to any shares of Stock which may be issued in settlement of this grant until the date of the issuance of a certificate for such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) or, if elected by the Company, the book entry representing such shares. No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued or such entry is made on the books, as applicable, except as determined in the discretion of the Committee.

15.Legends. The Company may at any time place legends or notations on the respective book entries, as applicable, referencing any applicable federal, state or foreign securities law restrictions on all certificates or book entries representing shares of Stock issued pursuant to this Agreement. Participant shall, at the request of the Company, promptly present to the Company any and all certificates, if issued by the Company, representing shares acquired pursuant to this grant in the possession of Participant in order to carry out the provisions of this Section 15.

16.Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising under this Agreement or the Plan shall be binding and conclusive upon the Company, any Affiliate and Participant. In the event that there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern and control.

17.Certificate Registration. Any certificate for the shares of Stock as to which the RSUs are settled, if issued by the Company, shall be registered in the name of Participant, or, if applicable, in the names of the heirs of Participant.

18.WAIVER OF JURY TRIAL. PARTICIPANT KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING, ACTION OR CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT.

19.Choice of Forum and Jurisdiction. Participant and Company agree that any proceedings to enforce the obligations and rights under this Award Agreement must be brought in the Kansas District Court located in Atchison County, Kansas, or in the United States District Court for the District of Kansas in Kansas City, Kansas. Participant agrees and submits to personal jurisdiction in either court. Participant and Company further agree that this Choice of Forum and Jurisdiction is binding on all matters related to Awards under the Plan and may not be altered or amended by any other arrangement or agreement (including an employment agreement) without the express written consent of Participant and Company.

20.Attorneys Fees. Participant and Company agree that in the event of litigation to enforce the terms and obligations under this Award Agreement, the party prevailing in any such cause of action will be entitled to reimbursement of reasonable attorneys fees.

21.Miscellaneous. This Agreement is entered into pursuant to the Plan and is subject to all of the terms and conditions contained in the Plan. A copy of the Plan is on file with the

Form of RSU Agreement
(Award Agreement for 3 Year Pro Rata Vesting)

Company; and, by acceptance hereof, Participant agrees and accepts this Agreement subject to the terms of the Plan. This Agreement shall be binding upon and inure to the benefit of any successor of the Company. This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas. This Agreement contains all terms and conditions with respect to the subject matter hereof and no amendment, modification or other change hereto shall be of any force or effect unless and until set forth in a writing executed by Participant and the Company.

22.Section 409A Issuance Delays. To the extent that an RSU is or becomes subject to Code Section 409A and Participant is a “specified employee” under Company’s specified employee identification procedures, then, notwithstanding any other provision of this Agreement, any payment of shares of Stock or cash pursuant to this Agreement on account of Participant's Separation from Service shall be delayed until the first day after six-months following such Separation from Service, as required for the avoidance of penalties and/or excise taxes under Code Section 409A.

23.ACKNOWLEDGEMENT OF COVENANTS AND WAIVERS.

a.Participant understands and acknowledges that this Award Agreement confers both rights and obligations upon Participant.

b.Participant has reviewed this Award Agreement in its entirety and understands that by signing this Award Agreement, Participant agrees to all of its terms, including, but not limited to, the covenants set forth in Section 12 of this Award Agreement, the Choice of Forum and Jurisdiction set forth in Section 19, and the Waiver of Jury Trial set forth in Section 18 of this Award Agreement.

c.Participant acknowledges that Company has advised Participant to seek his or her own legal counsel before signing this Award Agreement and that Participant has consulted or has had the opportunity to consult with his or her personal attorney prior to executing this Award Agreement.

[SIGNATURE PAGE FOLLOWS]

Form of RSU Agreement
(Award Agreement for 3 Year Pro Rata Vesting)

IN WITNESS WHEREOF, this Agreement has been executed as of this __ day of _________________, 202_.

MGP INGREDIENTS, INC.

By:_

ACKNOWLEDGEMENT

I understand and agree that the RSUs awarded to me and shares issued thereunder are subject to the terms, provisions and conditions hereof and of the Plan, to all of which I hereby expressly assent. This Agreement shall be binding upon and inure to the benefit of the Company, myself, and our respective successors and legal representatives.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and may not be modified, amended, renewed or terminated, nor may any term, condition or breach of any term or condition be waived, except in writing signed by the parties sought to be bound thereby. Any waiver of any term, condition or breach shall not be a waiver of any term or condition of the same term or condition for the future or any subsequent breach. In the event of the invalidity of any part or provision of this Agreement, such invalidity shall not affect the enforceability of any other part or provision of this Agreement.

Signed this ___ of ______, 202_

                            ____________________________________                            Signature of Participant